THE WALL STREET FUND, INC.
THE WALL STREET EWM FUNDS TRUST
(Collectively the “Fund” or “Funds”)

Code of Ethics

Effective as of June 23, 2011

I.    DEFINITIONS

A.	“Access person” means any trustee or officer of the Funds; any director, officer or general partner of the Adviser; or advisory person of the Funds or of the Adviser.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Adviser” means Evercore Wealth Management LLC.

D.
“Advisory person” means: (i) any trustee, director, officer, general partner or employee of the Funds or Adviser or of any company in a control relationship to the Funds or Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Funds or Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

E.
A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F.
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

G.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.

H.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end registered investment companies.

I.
“Disinterested director or trustee” means a director or trustee of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

J.	“Fund” or “Funds” means The Wall Street Fund, Inc. and The Wall Street EWM Funds Trust, or any series of The Wall Street EWM Funds Trust.

K.
“Investment personnel” means:  (i) any employee of the Funds or Adviser or of any company in a control relationship to the Funds or Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds; and (ii) any natural person who controls the Funds or Adviser and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Funds.

L.
A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

M.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

II.    APPROVAL OF CODES OF ETHICS

A.
The Board of Directors/Trustees of the Funds, including a majority of the Disinterested directors/trustees, shall approve the code of ethics of the Adviser pursuant to Rule 204A-1 under the Investment Advisers Act of 1940.  The Board of Trustees of the Funds, including a majority of the Disinterested directors/trustees, shall approve any material changes to such code of ethics of the Adviser within the six months after the adoption of the material change.  Prior to approving any such code of ethics or amendment thereto, the Board of Directors/Trustees shall receive a certification from the Adviser that it has adopted such procedures as are reasonably necessary to prevent access persons of the Adviser from violating such code.  The Board of Directors/Trustees of the Funds, including a majority of the Disinterested directors/trustees, shall approve this Code of Ethics and any material changes thereto.  Prior to approving this Code of Ethics and any material changes thereto, the Board of Directors/Trustees must determine that this Code of Ethics contains provisions reasonably necessary to prevent access persons from violating Rule 17j-1(b) of the Act.

B.	No less frequently than annually, the officers of the Funds and the officers of the Adviser shall furnish a report to the Board of Directors/Trustees of the Funds:

1.
Describing issues arising under the applicable code of ethics since the last report to the Board of Directors/Trustees, including, but not limited to, information about material violations of the code of ethics and sanctions imposed in response to such material violations.  Such report shall also include a list of access persons under the Code of Ethics.

2.	Certifying that the Funds and Adviser, as applicable, have adopted such procedures as are reasonably necessary to prevent access persons from violating the code of ethics.

C.
The officers of the Adviser shall furnish a written report to the Board of Directors/Trustees of the Funds describing any material changes made to the Adviser’s code of ethics within ten (10) days after making any such material changes.

D.
This Code of Ethics, the code of ethics of the Adviser, the certifications required by Sections II.A. and II.B.(2), and the reports required by Sections II.B.(1), II.C and V, with respect to Disinterested directors/trustees, shall be maintained by the Funds’ Administrator.   All other reports required by Section V shall be maintained by the Adviser’s Compliance Officer.

III.                   EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b)
Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Fund; provided, however, that the prohibitions of Section IV.B of this Code of Ethics shall apply to such purchases and sales.

(c)	Purchases or sales which are non-volitional on the part of either the access person or the Funds.

(d)	Purchases which are part of an automatic dividend reinvestment plan.

(e)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)
Purchases or sales which receive the prior approval of the Board of Directors/Trustees of the Funds because they are only remotely potentially harmful to the Funds because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Funds.

IV.            PROHIBITED PURCHASES AND SALES

A.
Except in a transaction exempted by Section III of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Funds or is being purchased or sold by the Funds.  Notwithstanding the foregoing, access persons may purchase or sell any Covered Security in accordance with the preclearance provisions of the Adviser’s code of ethics.

B.
Except in a transaction exempted by Section III of this Code of Ethics, Investment Personnel must obtain approval from the Adviser’s Compliance Officer (or otherwise as permitted in the Adviser’s code of ethics) before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

V.                     REPORTING

A.
Except as provided in Section V.B. of this Code of Ethics, every access person shall report the information described in Section V.C., Section V.D. and Section V.E. of this Code of Ethics.  All reports shall be filed with the Adviser’s Compliance Officer, except that the reports, if any, of the Disinterested directors/trustees shall be filed with the Funds’ Administrator.

B.
1.A Disinterested director/trustee of the Funds need not make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Disinterested director/trustee, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a director/trustee of the Funds, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such Covered Security was purchased or sold by the Funds or was being considered by the Funds or the Adviser for purchase or sale by the Funds.

2.	An access person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

3.
An access person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser’s Compliance Officer or by the Funds’ Administrator, as applicable, with respect to the access person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Funds.

4.
An access person that is required to file reports pursuant to the Adviser’s code of ethics need not make any reports pursuant to Section V.C., Section V.D. and Section V.E. of this Code of Ethics if such access person makes comparable reports pursuant to the Adviser’s code of ethics.

C.
Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person):

1.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

2.	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

3.	The date that the report is submitted by the access person.

D.	Every access person shall, no later than thirty (30) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

1.	With respect to any transaction during the quarter in a Covered Security in which the access person had any direct or indirect beneficial ownership:

(a)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the Covered Security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)	The date that the report is submitted by the access person.

2.	With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

(a)	The name of the broker, dealer or bank with whom the access person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the access person.

E.	Every access person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

1.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

3.	The date that the report is submitted by the access person.

F.
Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.
The Adviser’s Compliance Officer shall review all reports filed with him or her pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics, and the Funds’ Administrator shall review all reports filed with it pursuant to Section V.D. of this Code of Ethics.  The Funds’ President or designee shall identify all access persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such access persons of their reporting obligation.

VI.                   SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Directors/Trustees of the Funds may impose such sanctions as it deems appropriate.